                                                                      Exhibit 11

                                    NVR, Inc.
                        Computation of Earnings Per Share
                (amounts in thousands, except per Share amounts)

                                               Year Ended            Year Ended            Year Ended
                                            December 31, 2001     December 31, 2000     December 31, 1999
                                            -----------------     -----------------     ------------------
  1. Net income                             $      236,794        $      158,246        $     108,881
                                            ==============        ==============        =============

  2. Average number of Shares
     outstanding                                     7,927                 9,084               10,190

  3. Shares issuable upon exercise of
     dilutive options, warrants and
     subscriptions outstanding during
     period, based on average market price           1,599                 1,480                1,898
                                            --------------        --------------        -------------

  4. Average number of Shares and
     Share equivalents outstanding (2 + 3)           9,526                10,564               12,088
                                            ==============        ==============        =============

  5. Basic earnings per share (1/2)         $        29.87        $        17.42        $       10.69
                                            ==============        ==============        =============

  6. Diluted earnings per share (1/4)       $        24.86        $        14.98        $        9.01
                                            ==============        ==============        =============